Exhibit 99.1

Contacts:

Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WeissComm Partners
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcpglobal.com

PDL BioPharma Completes October 1 Special Dividend Payment

INCLINE VILLAGE, NV, October 1, 2009 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it has paid the October 1, 2009 special dividend payment of $0.50 per share to all stockholders owning shares of PDL as of September 17, 2009.

As previously announced, the conversion rate for the Company’s 2.00% Convertible Senior Notes due February 15, 2012 was adjusted to 94.447 shares of common stock per $1,000 principal amount, as a result of the dividend payment. The conversion rate for the 2.75% Convertible Subordinated Notes due August 16, 2023 was also adjusted to 131.0339 shares of common stock per $1,000 principal amount.

About PDL BioPharma, Inc.

PDL BioPharma pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.